SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No. ____)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary  Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Provident Financial Group, Inc.
               -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:

2.   Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

4.   Proposed maximum aggregate value of transaction:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount Previously Paid:
        (2)    Form, Schedule or Registration Statement No.:
        (3)    Filing Party:
        (4)    Date Filed:

                        PROVIDENT FINANCIAL GROUP, INC.

                            Notice of Annual Meeting
                               and Proxy Statement



Dear Shareholder:

We invite you to attend our annual meeting of shareholders on April 25, 2000, in Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executive officers.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date and promptly return your proxy form in the enclosed envelope.

Sincerely yours,



Robert L. Hoverson
President and Chief Executive Officer



March 31, 2000

                        PROVIDENT FINANCIAL GROUP, INC.


                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS


TIME:    9:00 A.M., Eastern Time


DATE:    April 25, 2000


PLACE:   Provident Tower
         Third Floor
         One East Fourth Street
         Cincinnati, Ohio  45202


PURPOSE: Elect Directors
         Vote on Shareholder Proposal as described herein
         Conduct other business if properly raised


Only shareholders of record on February 29, 2000, may vote at the meeting. The approximate mailing date of this Proxy Statement and accompanying proxy form is March 31, 2000.

Your vote is important. Please complete, sign, date and promptly return your proxy form in the enclosed envelope.


Mark E. Magee
Secretary


March 31, 2000

                        PROVIDENT FINANCIAL GROUP, INC.

                              2000 PROXY STATEMENT




GENERAL INFORMATION

Who may vote
------------

Shareholders of Provident, as recorded in our stock register on February 29, 2000, may vote at the meeting. On that date, Provident had 48,702,871 shares of Common Stock outstanding.

How to vote
-----------

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work
----------------

Provident's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may receive more than one proxy form depending on how you hold your shares. Shares registered in your name are covered by one proxy form. And if you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Revoking a proxy
----------------

You may revoke your proxy before it is voted by submitting a new proxy form with a later date, by voting i n person at the meeting, or by notifying Provident's Secretary in writing at the following address: Mark E. Magee, Secretary Provident Financial Group, Inc. MS 860A One East Fourth Street Cincinnati, Ohio 45202

Quorum
------

In order to carry on the business of the meeting, we must have a quorum. This means at least 35 percent of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed
------------

The seven director candidates receiving the most votes will be elected to fill the seats on the Board. Approval of any other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy form but does not have authority to vote on a particular proposal.

Other matters
-------------

Any other matters considered at the meeting, including adjournment, will require the affirmative vote of a majority of shares voting.

Voting by proxy
---------------

All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees for Directors proposed by the Board of Directors and "against" the shareholder proposal. You may vote for all, some, or none of our director candidates.

If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the proxy form.

ELECTION OF DIRECTORS
(Item 1 on the proxy form)

The Board of Directors oversees the management of the Company on your behalf. The Board reviews Provident's long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage the company's business day to day, and evaluating management's performance. The Board met 9 times last year.

The Board is nominating for reelection all of the following seven current directors: Jack M. Cook, Thomas D. Grote, Jr., Robert L. Hoverson, Philip R. Myers, Joseph A. Pedoto, Sidney A. Peerless, and Joseph A. Steger.


Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the Secretary of Provident not less than 48 hours prior to the meeting. The proxies solicited include discretionary authority to cumulate their votes.

Five of our seven nominees are not Provident employees. Only non-employee directors serve on Provident's Audit and Compensation committees. All Provident directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a director nominee becomes unavailable before the election, your proxy form authorizes us to vote for a replacement nominee if the Board names one.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

NOMINEES

The Board recommends you vote FOR each of the following candidates:

Jack M. Cook            SinceJanuary  of 1995,  Mr. Cook has served as President
Age 55                  and  Chief  Executive  Officer  of  Health  Alliance  of
Director since 1992     Greater Cincinnati, which includes  Christ,  University,
                        Fort Hamilton, Jewish and St. Luke Hospitals. Prior to that, he served as President and Chief Executive Officer of Christ Hospital, and Director and Chief Executive
                        Officer  of University Hospital.  Mr. Cook serves on the
                        Audit Committee.

Thomas D. Grote, Jr.    Mr. Grote has served  as President of Grote Enterprises,
Age 45                  LLC, a management  consulting firm  providing consulting
Director since 1991     services to the construction and real estate industries,
                        since January, 1998. Prior to that, Mr. Grote served as
                        President  of  the  Thomas  J.  Dyer  Co., a mechanical
                        contractor.   Mr.  Grote  serves  on  the  Compensation
                        Committee.

Robert L. Hoverson      Mr. Hoverson has served as President and Chief Executive
Age 58                  Officer of Provident  and  The Provident Bank since May,
Director since 1998     1998. Mr.  Hoverson  served as Senior Vice  President of
                        Provident from August, 1992 to May, 1998, and served as Executive Vice President of The Provident Bank from
                        September, 1985 to May, 1998.  Mr.  Hoverson  serves  as
                        Chairman of the Executive Committee.


Philip R. Myers         Mr. Myers has  served as an  Executive  Vice  President
Age 57                  of  Provident  since  November,  1998  and  as   Senior
Director since 1982     Executive Vice President  of  The  Provident Bank since
                        September,   1984.  Mr.  Myers  served  as  Senior Vice
                        President  of  Provident  from  May,  1992 to November,
                        1998.  Mr. Myers serves on the  Executive Committee.

Joseph A. Pedoto        Mr. Pedoto  has  served  as  President of JLM Financial,
Age 58                  Inc.,  a  financial  consulting  firm,  since 1990.  Mr.
Director since 1980     Pedoto  serves  on  the  Executive   and    Compensation
                        Committees.   Mr.  Pedoto's  service  as a  Director  of
                        Provident  was  interrupted   from  September,  1991  to
                        August, 1993.

Sidney A. Peerless      Dr. Peerless is  a  practicing  physician   and  surgeon
Age 78                  specializing  in diseases of  the ear,  nose and throat.
Director since 1980     Dr. Peerless  is  Chief  Emeritus of  the Otolaryngology
                        Department of  The Jewish  Hospital,  Cincinnati,  Ohio.
                        Dr. Peerless  is  Chairman of the Audit and Compensation
                        Committees.

Joseph A. Steger        Dr. Steger has served as the President of the University
Age 63                  of Cincinnati since 1984.  He also serves as a  Director
Director since 1992     of  Milacron,  Inc.   Dr.  Steger serves  on  the  Audit
                        Committee.

PROVIDENT FINANCIAL SHAREHOLDER PROPOSAL
CONCERNING CORPORATE STRATEGIC PLAN REPORT

(Item 2 on the proxy form)

The following proposal was submitted for inclusion in this proxy statement by the Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth Street, N.W., Washington, D.C. 20005. At the time the proposal was submitted, the Fund was the beneficial owner of 5,288 shares of common stock.

RESOLVED: The shareholders of Provident Financial ("Company") urge that the Board of Directors and senior management prepare for shareholders an annual Strategic Plan Report ("SPR"). The Company's SPR should describe the Company's goals, the strategic initiatives designed to accomplish the stated goals, and the accompanying range of corporate policies and programs. In the SPR, the Board and senior management should detail the roles of the corporate constituents, such as shareholders, employees, customers, suppliers, and the community, that are integral to the achievement of the Company's long-term strategic goals. Further, the SPR should describe specific Company programs and policies designed to ensure the contribution of important corporate constituents to the long-term success of the Company.

Statement  of Support

The long-term success of the Company is dependent upon the development and implementation of a strategic plan by the Board of Directors and its management team. Management creates and implements its corporate strategic plan under the oversight of the Board of Directors. Shareholder understanding of the Company's long-term strategic plan is critical in that this understanding can develop a supportive and patient source of capital for the Company. We do not believe that the Company's annual report and other communications to shareholders provide the information shareholders need to properly evaluate the Company's operating strategy.

The SPR should include a comprehensive discussion of the Company's long-term goals and the policies established and implemented to fulfill these goals. Policies and programs to be described should include growth strategies, research and development initiatives, expansion plans, workplace practices, community involvement initiatives, capital expenditure programs, and other pertinent aspects of Company operations.

An important component of the SPR would be Constituent Reports that outline the Company policies and practices related to the corporate constituencies critical to the long-term success of the Company. Constituent Reports related to shareholders, employees, the communities where the Company operates, customers, and key suppliers should be included within the SPR. These Constituent Reports should detail the Board's views on the relative importance of each constituent group to the Company's long-term success and outline the policies and programs instituted in relation to each constituent group that are designed to contribute to the Company's long-term success.


Revealing information relating to aspects of the Company's operations, such as specific acquisition plans or the status of specific research and development projects, could put the Company at a competitive disadvantage. Thus, the Board must exercise its judgment as to the appropriate level of detail to provide on sensitive areas of corporate operations. However, confidentiality concerns should not impede the Board's ability to provide a comprehensive and insightful report designed to help shareholders better understand its vision for the Company.

The SPR would serve as the focal point for review, analysis, and discussion at the Company's annual meeting of shareholders. It should be prepared at a reasonable expense and provided to shareholders that request it. It should also be posted on the Company's web site as a cost-effective means of communicating the Company's long-term strategic plan to shareholders and prospective investors.


BOARD OF DIRECTORS
RECOMMENDATION AGAINST THIS PROPOSAL

Provident's Board of Directors does not believe that adoption of the resolution would be in the best interests of shareholders. Senior management is constantly involved in developing and implementing strategies aimed at increasing shareholder value.

Many of these are disclosed to shareholders directly and others become apparent as the strategy is implemented. For example, Provident reported to shareholders in its 1998 Annual Shareholders' Report and in SEC filings the performance optimization project it initiated aimed at reducing operating expenses as a percentage of net revenue. It's acquisition strategy became apparent as it developed when Provident acquired several Florida financial institutions and, recently, several savings institutions in the greater Cincinnati area. Management believes, however, that the kind of formal activity called for by the resolution would involve competitive risks and also the unnecessary expenditure of resources in developing and disclosing the type of plan urged by this resolution. For example, the requirement to present a plan that would "detail the roles"...of "shareholders, employees, customers, suppliers and the community" would seem to involve a solution in search of a problem. Likewise, where long-term approaches are particularly relevant, there would be increased risk of their disclosure prior to implementation which could be harmful to Provident's progress.

Provident's primary goal has always been known to shareholders, that is, to increase shareholder value. Specific strategies for implementing that goal evolve to meet changing circumstances in the banking industry in general and in the markets Provident serves. The production of a report as called for by the resolution would not aid this process but rather could serve to reduce management's flexibility to react to changing circumstances.

The Board recommends a vote against this proposal.


DIRECTOR COMPENSATION

Non-employee directors receive $15,000 per year for serving as a director and as members of committees of the Board. They also receive $1,000 for each director or committee meeting attended, except if a committee meeting occurs by telephone or on the same day as a directors' meeting, in which case, the committee meeting fee is $600. Directors who are employees of Provident are not separately compensated for serving as directors. Non-employee directors may postpone the receipt of from 5% to 100% of their Board compensation. Amounts deferred may be invested in a Provident Common Stock Account, in which case the Account is credited annually with a percentage of Provident's pre-tax earnings per share for each share of Provident Common Stock in the Account, with the percentage to be credited depending upon Provident's return on equity.

Each non-employee director is also granted a non-qualified option to purchase 1,000 shares of Common Stock at the time of election or re-election to the Board of Directors, with the exercise price being the average of the closing bid and ask prices on the last trading date immediately prior to the date of grant. Non-employee directors with ten years of service as a director receive annual retirement benefits equal to the fees paid during the 12 months immediately preceding the retirement date, with payments to commence at retirement or 65th birthday, whichever is later. Retirement benefits will be paid for a period of years equal to the number of the director' s years of service, divided by three.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board of Directors does not have a nominating committee.

The Audit Committee is responsible for reviewing with the independent auditors the plans and results of the audit engagement of Provident and reviewing the scope and results of the procedures for internal auditing. The Committee is authorized generally to superintend the administration of the Internal Audit Department, which has the responsibility to perform internal audit functions for Provident and its subsidiaries.

Committee  members:  Messrs. Cook,  Peerless  (Chairman) and Steger.

Meetings last year: 6

The  Compensation  Committee is responsible for  establishing  compensation  for
management  and  administering  the  Company's  stock  option  plans,   deferred
compensation plans and supplemental executive retirement plan.

Committee members: Messrs. Grote, Pedoto and Peerless (Chairman).

Meetings last year: 1

PRINCIPAL SHAREHOLDERS

The following persons are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Stock as of February 29, 2000:


      Name and Address of          Amount and Nature of
        Beneficial Owner           Beneficial Ownership     Percent of Class (a)
------------------------------     --------------------     --------------------
American Financial Group, Inc.       6,489,179 (b)                 13.1
Carl H. Lindner                      1,738,780 (c)(d)               3.6
Carl H. Lindner III                  2,533,788 (c)(e)               5.2
S. Craig Lindner                     2,906,856 (c)(f)               6.0
Keith E. Lindner                     2,874,182 (c)(g)               5.9
One East Fourth Street
Cincinnati, Ohio 45202


(a) The percentages of outstanding shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner are 4.6%, 5.9% and 6.7%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of Carl H. Lindner III and S. Craig Lindner (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

(b) Includes 5,500,979 shares held by subsidiaries of American Financial Group, Inc. ("AFG") and 988,200 shares issuable upon conversion of Provident's Series D Convertible Preferred stock held by an AFG subsidiary. Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for their benefit (collectively the "Lindner Family"), are the beneficial owners of approximately 48% of AFG's common stock, and share with AFG voting and dispositive power with respect to the shares of Provident Common Stock beneficially owned by AFG. The Lindner Family and AFG may be deemed to be controlling persons of Provident.

(c)  Excludes 6,489,179 shares of Common Stock beneficially owned by AFG.

(d) Includes 1,477,920 shares held by his spouse and 146,760 shares held by a foundation over which he has voting and dispositive power.

(e) Includes 5,135 shares held by his spouse individually and as trustee. Includes 317,731 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(f) Includes 5,135 shares held by his spouse individually and as trustee, 346,996 shares held by his spouse as custodian for their minor children and 56,726 shares held by a foundation over which he has voting and dispositive power. Includes 50,000 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g) Includes 169,311 shares held by his spouse, 14,408 shares he holds as custodian for his minor children and 171,631 shares held in trusts for the benefit of his minor children, over which he or his spouse have shared voting and dispositive power. This number excludes 367,731 shares (described in footnotes (e) and (f) above), which are held in trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and
     S. Craig Lindner over which Keith E. Lindner has voting and dispositive power but no financial interest.

DIRECTORS AND EXECUTIVE OFFICERS

This table lists the executive officers and directors of Provident and shows how much common stock each owned on February 29, 2000. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares shown.

                                                     Common Stock
                                                     Beneficially
                                                        Owned       Percent of
    Name and Age                Position               Amount(1)      Class(2)
------------------------  -------------------------  -------------  ------------

Robert L. Hoverson,       President, Chief
58                        Executive Officer and          485,162       1.0%
                          Director
Philip R. Myers(3),       Executive Vice President       752,592       1.5%
57                        and Director
Christopher J. Carey(4),  Executive Vice President         9,890        *
45                        and Chief Financial
                          Officer
Mark E. Magee(5),         Vice President, Secretary      144,107        *
52                        and General Counsel
Jack M. Cook,             Director                        17,812        *
55
Thomas D. Grote, Jr.,     Director                        20,451        *
45
Joseph A. Pedoto(6),      Director                     1,234,008       2.5%
58
Sidney A. Peerless,       Director                        52,554        *
78
Joseph A. Steger,         Director                        18,043        *
63
All Executive Officers                                 2,734,619       5.6%
and Directors as a
Group (9)

(1) Including options to purchase common stock currently exercisable or exercisable within 60 days from February 29, 2000 as follows: Mr. Hoverson, 332,325 shares; Mr. Myers, 200,825 shares; Mr. Carey, 8,000; Mr. Magee, 80,985 shares; 15,375 shares each for Messrs. Cook, Grote, Peerless and Steger; Mr. Pedoto, 12,000 shares. Includes shares held in Provident's 401(k) Plan, Deferred Compensation Plan and Outside Director Deferred Compensation Plan, over which such persons do not have voting power, collectively, as follows: Mr. Hoverson, 69,112 shares; Mr. Myers, 66,501 shares; Mr. Carey, 890 shares; Mr. Magee, 23,389 shares; Mr. Cook, 750 shares; Mr. Grote, 984 shares; Mr. Pedoto, 2,054 shares, Dr. Steger, 1,200 shares.

(2)  Ownership of less than 1% is indicated by an asterisk (*).

(3) Includes 72,710 shares held by the Philip R. Myers Family Limited Partnership, for which Mr. Myers and his spouse serve as general partners.

(4) Mr. Carey joined Provident as Executive Vice President and Chief Financial Officer on November 19, 1998. For the five year period prior to joining Provident, Mr. Carey served as Senior Vice President and Controller of Corestates Financial Corp. and Chief Financial Officer of Corestates Bank. Mr. Carey is employed under an arrangement which provides for an annual salary of $250,000, a guaranteed bonus of $150,000 for 1999, 40,000 stock options in 1998, a change in control severance benefit of two times his annual salary and bonus, plus health and other benefits, and a termination severance benefit of one times his annual salary and bonus, plus health and other benefits. Mr. Carey's employment arrangement has no term.

(5) Mr. Magee has served as Vice President and General Counsel of Provident since February, 1989, and Secretary since April, 1990. Mr. Magee has served as Senior Vice President and General Counsel of The Provident Bank since February, 1989, and Secretary since April, 1990.

(6) Includes 1,181,250 shares held in Trust under which Mr. Pedoto serves as co-trustee with shared voting and dispositive powers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, the Company believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16(a) reporting requirements.

SUMMARY COMPENSATION TABLE


                                                   Securities
Name and                     Annual Compensation   Underlying     All Other
Principal Position    Year   Salary($)   Bonus($)  Options(#) Compensation(1)($)
--------------------  ----   ---------   --------  ---------- ------------------

Robert L. Hoverson    1999   577,885     550,000     65,000        349,160
President and Chief   1998   542,467     500,000     82,500        270,911
Executive Officer     1997   435,192     447,120     67,000        304,290


Christopher J. Carey  1999   254,808     200,000          0        142,349
Executive Vice        1998   25,962            0     40,000              0
President and         1997   0                 0          0              0
Chief Financial
Officer


Mark E. Magee         1999   180,296      80,000      9,000         114,553
Vice President,       1998   181,042      77,000      8,900         101,107
Secretary, and        1997   168,039      74,520     22,500         119,592
General Counsel


Philip R. Myers       1999   469,794     325,000     28,000         265,541
Executive Vice        1998   471,681     310,000     26,750         223,241
President             1997   437,740     289,440     44,000         246,199


(1) For 1999, Mr. Hoverson received contributions of $17,500, Mr. Magee received $17,749 and Mr. Myers received $17,749, pursuant to the Employee Stock Ownership Plan. Employer contributions made pursuant to other benefit plans were as follows: 401(k) Plan: Mr. Hoverson, $2,500 and Mr. Magee, $1,645; the Excess Benefit Plan: Mr. Hoverson, $84,137, Mr. Magee, $455, and Mr. Myers, $50,345 ; the net premiums paid on Provident 's Split Dollar Life Insurance Plan: Mr. Hoverson, $78,297, Mr. Carey, $20,250, Mr. Magee, $2,857, and Mr. Myers, $35,166; the Deferred Compensation Plan: Mr. Hoverson, $166,725, Mr. Carey, $9,842, Mr. Magee, $91,846, and Mr. Myers,
     $162,280. Mr. Carey received $112,257 as reimbursement for relocation expenses incurred in connection with his hiring.

                        OPTION GRANTS IN LAST FISCAL YEAR



                       Number of    % of Total                            Potential Realized Value at
                       Securities     Options                             Assumed Annual Rates of Price
                       Underlying   Granted to    Exercise               Appreciation for Option Term($)
                         Options     Employees     Price    Expiration   -------------------------------
      Names            Granted(1)   Fiscal 1999  ($/Share)     Date         0%        5%        10%
---------------------  -----------  -----------  ---------  ----------   ---------  ---------  ---------
Robert L. Hoverson        65,000        8.9          38.25  2/24/2009         0     1,563,589  3,962,442

Christopher J. Carey           0

Mark E. Magee              2,253         .31         38.25  2/24/2009         0        54,196    137,344
                           6,747         .92         36.34  2/24/2009    12,886       154,196    390,763

Philip R. Myers           28,000        3.83         38.25  2/24/2009         0       673,545  1,706,898


(1)  The right to exercise the options shown vests at 20% per year.


         FISCAL 1999 OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES


                                                              Number of Securities
                           Shares                            Underlying Unexercised       Value of Unexercised In-the-
                           Acquired          Value             Options at FY-End            Money Options at FY-End
           Name           On Exercise      Realized($)       Exercisable/Unexercisable    Exercisable/Unexercisable($)
------------------------  -----------      -----------       -------------------------    ----------------------------
Robert L. Hoverson          None               None              273,925/210,575               6,266,049/884,412
Christopher J. Carey        None               None               8,000/  32,000                  18,586/ 74,345
Mark E. Magee               None               None              70,405/  40,870               1,554,803/281,676
Philip R. Myers             None               None             173,700/  97,175               4,138,479/480,144


                     Supplemental Executive Retirement Plan


                               Pension Plan Table

                                            Years of Service
                    ------------------------------------------------------------
                        10           15          20           25          30
 Remuneration                                                          and over
----------------    --------     --------     --------     --------    ---------

$  150,000           $45,000     $ 52,500     $ 60,000     $ 67,500     $ 75,000


   250,000            75,000       87,500      100,000      112,500      125,000

   400,000           120,000      140,000      160,000      180,000      200,000

   500,000           150,000      175,000      200,000      225,000      250,000

   600,000           180,000      210,000      240,000      270,000      300,000

   800,000           240,000      280,000      320,000      360,000      400,000

 1,000,000           300,000      350,000      400,000      450,000      500,000

 1,200,000           360,000      420,000      480,000      540,000      600,000

 1,400,000           420,000      490,000      560,000      630,000      700,000

 1,600,000           480,000      560,000      640,000      720,000      800,000


In November, 1993, the Board of Directors adopted a Supplemental Executive Retirement Plan ("SERP" ) to provide a supplemental retirement benefit to key management or highly compensated employees of the Company who may be designated from time to time by the Compensation Committee.

The purpose of the SERP is to assure that each participant receives an annual retirement benefit starting at age 65, based on years of service, of up to 50% of the average of his or her highest consecutive five years' annual compensation (which relates to the salary and bonus columns of the Summary Compensation Table on page ) during the ten years preceding the participant's retirement, disability,  termination  of  employment  or  removal  from  the  SERP.  When  a participant retires, or if a participant's employment is terminated within 24 months of a change in control, the SERP benefit is calculated, and then funds from the following sources are deducted to determine the payment due from the Company under the SERP; (i) one half of the participant's monthly social security insurance benefit and (ii) the participant's accrued benefits attributable to employer contributions to the Company's Employee Stock Ownership Plan, 401 (k) Plan, Excess Benefit Plan, Deferred Compensation Plan and any other qualified or non-qualified pension or deferred compensation plans maintained by the Company. If the sum of these payments exceeds the participant's benefit computed under the SERP, then no payment will be due from the Company under the SERP.

The table above shows the assumed actuarial value of the retirement plan benefits plus the SERP payment which, when taken together, will result in a total retirement payment based on average compensation and years of service. Assuming retirement at age 65, or termination of employment within 24 months of a change in control, the number of years of service for the four individuals named in the summary compensation table would Christopher J. Carey, 20 years; Robert L. Hoverson, 24 years; Mark E. Magee, 28 years; and Philip R. Myers, 42 years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


The Compensation Committee of the Board of Directors establishes salaries, bonuses and stock option awards for executive officers on an annual basis. The Committee's policy is to encourage and motivate Provident's executive officers to achieve both short-term and long-term business, financial and community goals, and thereby build shareholder value on a steady basis. The Committee believes it important to provide competitive levels of compensation that will enable Provident to attract and retain the most qualified executives and to provide incentive plans that emphasize stock ownership, thus aligning more closely the interests of management with those of shareholders.

The Committee has established three primary components which it utilizes in setting annual compensation levels, namely:

o    Base Compensation
o    Annual Bonuses
o    Stock Option Grants

In establishing compensation levels for 1999, the Committee utilized executive compensation surveys which the Committee believes are appropriate. In addition, the Committee reviewed compensation levels paid by Midwest-based bank holding companies of similar asset size. The Committee sets the levels of executive compensation at the high end of the ranges described in the surveys.

Compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a company as well as the other executive officers listed in the compensation table is not deductible for Federal income tax purposes unless it is "performance-based" and approved by shareholders. The Committee does not believe these limitations should interfere with the application of policies which guide its compensation decisions.

Base compensation
------------------

In establishing base salaries for 1999 the Committee took into account each particular executive officer's level of responsibility and potential for future responsibilities, salary levels of competitors for similar functions and Provident's results of operations in 1998. The Committee also took into account the recommendations of the President for executive officers other than himself in establishing base salaries.

Bonuses and stock options
-------------------------

Bonuses for 1999, other than for the President, were based primarily on recommendations made by the President, the Committee's review of bonus awards paid by the banking institutions included in the surveys and the Committee's evaluation of Provident's performance and the relative contributions to that performance by the executive officers to whom bonuses were awarded. While the bonus awards were based on Provident's performance, they were not tied to specific performance objectives.

Awards of stock options are made by the Committee to motivate long-term future performance and as a reward for past performance, consistent with the purposes set forth in Provident's 1997 Stock Option Plan.

Chief Executive Officer
-----------------------

In determining the compensation paid to Robert L. Hoverson, who served as Provident's President and Chief Executive Officer in 1999, the Committee utilized each of the components described above for executive officers. In this regard, the Committee established Mr. Hoverson's salary level for 1999 based on its evaluation of not only Provident's financial performance, but also on the Committee's evaluation of Mr. Hoverson's creative abilities in planning for and leading Provident during 1998, and setting Provident on a course of sustained and soundly managed growth and profitability. The Committee similarly made its own evaluation of Mr. Hoverson's contributions to Provident on a subjective basis in establishing the amount of his bonus payment and stock option awards. While the compensation for Mr. Hoverson was based on Provident's performance, it was not tied to specific performance objectives.

Compensation Committee of the Board of Directors:

         Sidney A. Peerless, Chairman
         Thomas D. Grote, Jr.
         Joseph A. Pedoto

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative return experienced by Provident's shareholders over the years 1994 through 1999, compared to the NASDAQ Index and the Keefe, Bruyette & Woods 50 Bank Index which is a market-capitalization weighted bank stock index that includes all money-center banks and most major regional bank holding companies, and is a widely available index. The number of companies comprising the KBW 50 Index allows ready comparisons of Provident's stock with an industry standard. Provident is not included in the KBW 50 Index.

              Provident Financial Group Inc. Total Return Analysis
                  Proxy Statement Year Ended December 31, 1999


                                                       Total
                                 Accm       Total     Return
         Closing     Dividend  Dividend   Including    Index
Period    Price     Per Share  Per Share  Dividends    PFGI    Nasdaq    KBW 50
-------  -------    ---------  ---------  ---------  --------  -------   -------
 1994    15.1111
 1995    20.8889      0.4667     0.4667    21.3556    141.32    141.33    160.16
 1996    34.0000      0.6300     1.0967    35.0967    232.26    173.89    226.56
 1997    48.5000      0.7200     1.8167    50.3167    332.98    213.07    331.21
 1998    37.7500      0.8000     2.6167    40.3667    267.13    300.25    358.62
 1999    35.8750      0.8800     3.4967    39.3717    260.55    542.43    346.17


Adjusted For Stock Splits

CERTAIN TRANSACTIONS

Provident and its subsidiaries, in their normal course of business have had and, to the extent permitted by applicable regulations and other regulatory restrictions expect to continue to have, transactions with Provident's directors, officers, principal shareholders and affiliates of such persons including American Financial Group, Inc. ("AFG") and its subsidiaries. All such transactions are and will be on terms no less favorable to Provident than those which could be obtained with non-affiliated parties.

Provident received $211,000 in 1999 from AFG in connection with an expense sharing arrangement for a cafeteria operated by Provident for the employees of both companies. A subsidiary of AFG provides security guard and surveillance services at Provident's main office for which Provident was charged $100,000 in 1999. Provident leases its main banking and corporate offices from a trust for the benefit of a subsidiary of AFG. Provident was charged rent under the leases of $2,538,000 in 1999. Provident purchased payroll services from a subsidiary of AFG, for which it was charged $70,000 in 1999. During 1999, $65,000 was paid by Provident for various real estate leasing services provided by a company owned by a son of Dr. Sidney A. Peerless.

Certain of the principal shareholders, directors and executive officers of Provident maintain investments in Provident commercial paper. The average month-end commerc ial paper balances for such persons (including commercial paper held by corporations they control, members of their immediate families and trusts for their benefit) for 1999 were as follows: Carl H. Lindner, $8,913,000; Keith E. Lindner, $4,813,000; siblings of Carl H. Lindner, $3,954,000; and Philip R. Myers, $74,000. Loans and lines of credit were extended by Provident Bank in 1999 to certain of Provident's executive officers, directors, principal shareholders, affiliates of such persons and to members of their families. Management believes that such loans and lines of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. During 1999, the highest month-end outstanding balances of loans to principal shareholders of Provident and their related interests were as follows: AFG, $10,953,000; Carl H. Lindner, $2,169,000; siblings of Carl H. Lindner, $15,884,000; Carl H. Lindner III, $63,000; Keith E. Lindner, $136,000; and S. Craig Lindner, $2,472,000. In
addition, subsidiaries of Provident Bank have entered into various automobile and equipment leases with AFG from time to time on market terms and conditions. During 1999, the aggregate payments on these leases were $953,000 by AFG.

INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP served as Provident's independent auditors for 1999 and has been selected to serve in the same capacity for the current year. One or more representatives of that firm will attend the Annual Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the Proxy Statement for next year's meeting is December 1, 2000.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company's Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2001 Annual Shareholders' Meeting, it must be received prior to February 14, 2001. If there is a change in the anticipated date of next year's annual meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 10-Q filings.

QUESTIONS?

Provident will send upon written request, without charge, a copy of Provident's current annual report on Form 10-K to any Provident shareholder who writes to Provident's Investor Relations Coordinator at the address shown below. If you have questions or need more information about the annual meeting, write to:

     Patricia A. Forsythe
     Investor Relations Coordinator
     Provident Financial Group, Inc.
     MS 843A
     One East Fourth Street
     Cincinnati, Ohio 45202

     E-mail:  InvestorRelations@provident-financial.com


     or call us at (513) 345-7102 or
     (800) 851-9521.

For   more    information    about    Provident,    visit   our    website    at
www.provident-financial.com. For information about your record holdings call The Provident Bank Shareholder Services at (888) 863-5893.


By Order of the Board of Directors





Mark E. Magee
Secretary

PROXY

Registration Name and Address


The undersigned hereby appoints Robert L. Hoverson and Mark E. Magee, or either of them, the proxies of the undersigned, each with the power of substitution, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Provident Financial Group, Inc., to be held April 25, 2000, at 9:00 A.M. Eastern Time, as specified below on the matters described in Provident's Proxy Statement and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof. THE PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

The Board of Directors recommends a vote for the following:

Election of seven Directors

[ ]  for  authority  to vote for the         [ ]  Withhold authority to vote for
     nominess listed  below  (except              all nominees listed below
     those whose names
     have been crossed out)


Jack M. Cook                   Thomas D. Grote, Jr.           Robert L. Hoverson
Philip R. Myers                Joseph A. Pedoto               Sidney A. Peerless
Joseph A. Steger


The Board Of Directors recommends a vote against the following proposal:

Shareholder proposal urging Board of Directors to present an annual Strategic Plan Report.

FOR     [ ]                    AGAINST  [ ]                   ABSTAIN  [ ]



Dated:            , 2000   Signature:
                                     -------------------------------------------
                                     Important:   Please sign exactly as name(s)
                                     appears on this form indicating, where proper, official position or representative capacity. In case of joint holders, all should sign.


   To vote your shares, you must mark, sign, date and return this proxy form.

  When properly signed, this proxy will be voted in the manner directed by the above signed shareholder(s). A properly signed proxy that gives no direction will be voted as recommended by the Board of Directors.

          This proxy is solicited on behalf of the board of directors.